Exhibit 99.1

The Bon-Ton Stores, Inc. Appoints William Tracy to Its Board of Directors

MILWAUKEE, WI - August 25, 2017 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors has elected William Tracy to its Board, effective August 25, 2017.  Mr. Tracy will also begin his role of President and Chief Executive Officer of The Bon-Ton Stores, Inc. on August 25 after serving as the company’s Chief Operating Officer of Bon-Ton since July 2015.

Debra Simon, Chairman of the Board, commented, “I am very pleased to welcome Bill as a member of our Board of Directors and I congratulate him on his new role as President and Chief Executive Officer of The Bon-Ton Stores, Inc.  Bill is a proven leader with more than 40 years of retail experience, and we look forward to working with him on Bon-Ton’s strategic initiatives for our long term success.”

Mr. Tracy previously held various management positions at Hudson’s Bay Company, including Executive Vice President of Supply Chain, Logistics & Omni Channel Fulfillment, and Global Sourcing. Prior to that, he served as Executive Vice President of Supply Chain, Omni Channel Fulfillment & Information Services.   He has also held the position of Chief Operating Officer at both Fortunoff Brands LLC and Nine West Corporation, and has served in various senior leadership positions at Lord & Taylor and Abraham & Straus Department Stores.

Mr. Tracy said, “I am excited about the board appointment and for the opportunity to lead Bon-Ton to success.  We have a strong team in place and I look forward to continuing to drive Bon-Ton forward as we execute our growth and profit improvement strategies to improve the business and enhance shareholder value.”

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 260 stores, which includes 9 furniture galleries and four clearance centers, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. The Bon-Ton Stores, Inc. is an active and positive participant in the communities it serves.  For further information, please visit http://investors.bonton.com.

MEDIA CONTACT:

Christine Hojnacki

The Bon-Ton Stores, Inc.

414.347.5329

Christine.hojnack@bonton.com

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